Exhibit 99.1

FOR IMMEDIATE RELEASE

Phathom Pharmaceuticals Reports Third Quarter 2019

Financial Results and Provides Corporate Update

BUFFALO GROVE, Ill., November 25, 2019 – Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a late clinical-stage biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, announced today its results for the third quarter ended September 30, 2019 and provided an update on recent corporate developments.

“Phathom has made tremendous progress in the six months since licensing the rights to vonoprazan, our foundational product candidate for the treatment of acid-related disorders,” said David Socks, President and CEO of Phathom. “In that time, we met with and received positive feedback from the FDA and EMA, received IND clearance as well as QIDP and Fast Track status from the FDA, and completed our IPO with gross proceeds of $209.0 million. We also remain on track to initiate PHALCON-EE, our Phase 3 clinical trial of vonoprazan for both the healing and maintenance of healing of erosive esophagitis as well as the relief of heartburn, and PHALCON-HP, our Phase 3 clinical trial of vonoprazan in combination with antibiotics for the treatment of H. pylori infection, before year end.”

Third-Quarter 2019 Business Highlights:

•

Received Qualified Infection Disease Pathogen (QIDP) designation from the U.S. Food and Drug Administration (FDA) for vonoprazan in combination with both amoxicillin and clarithromycin and in combination with amoxicillin alone for the treatment of H. pylori infection. With the QIDP designation, Phathom’s H. pylori program is eligible for certain benefits, including potential eligibility for priority review. Further, if ultimately approved by the FDA for the treatment of H. pylori infection, vonoprazan would be eligible for extension by an additional five years of any non-patent exclusivity period awarded, such as the five-year exclusivity period awarded for a new chemical entity.

•	Achieved investigational new drug (IND) clearance from the FDA for the vonoprazan erosive esophagitis (EE) and H. pylori programs.

•

Announced leadership succession plan and new appointments to the Company’s Board of Directors. New management and board members include experienced leaders with a track record of building successful companies and launching commercial products, including those in the gastrointestinal therapeutic area.

Recent Developments:

•

In October 2019, closed initial public offering (IPO) of 10,997,630 shares of common stock, which includes the exercise in full by the underwriters of their option to purchase 1,434,473 additional shares, at a public offering price of $19.00 per share. Including the option exercise, the gross proceeds to Phathom, before deducting underwriting discounts and commissions and estimated offering expenses, were $209.0 million.

•	In October 2019, received Fast Track designation from the FDA for vonoprazan for the treatment of H. pylori infection.

Third Quarter and Year-to-Date 2019 Financial Results:

•

Net loss for the third quarter of 2019 was $68.1 million, including a $57.8 million non-cash charge for change in fair value of warrant liabilities and a $2.5 million non-cash charge for change in fair value of promissory notes, compared to net loss of $0.3 million for the same period in 2018.

•	Research and development expenses for the third quarter of 2019 were $4.5 million, compared to $0 for the same period in 2018.

•	General and administrative expenses for the three months ended September 30, 2019 were $1.8 million, compared to $0.3 million for the same period in 2018.

•	As of September 30, 2019, Phathom had approximately $74.5 million in cash and cash equivalents, which does not include net proceeds of $191.4 million from the Company’s October 2019 IPO.

About Vonoprazan

Vonoprazan is an oral small molecule potassium competitive acid blocker (P-CAB). P-CABs are a novel class of medicines that block acid secretion in the stomach. Vonoprazan has shown rapid, potent, and durable anti-secretory effects and has demonstrated clinical benefits over standard of care treatments as a single agent in the treatment of gastroesophageal reflux disease (GERD) and in combination with antibiotics for the treatment of Helicobacter pylori (H. pylori) infection. Phathom in-licensed the U.S., European, and Canadian rights to vonoprazan from Takeda, which completed 17 Phase 3 trials for vonorpazan and received marketing approval in Japan and eight other countries in Asia and Latin America.

About Phathom

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a novel potassium competitive acid blocker (P-CAB) in late-stage development for the treatment of acid-related disorders. For more information about Phathom, visit the company’s website at www.phathompharma.com.

Forward Looking Statements

Phathom cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the expected timing of the initiation of Phase 3 clinical trials of vonoprazan before the end of 2019; and the potential to receive regulatory and exclusivity benefits as a result of QIDP and Fast Track designations. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Phathom’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of our clinical trials of vonoprazan, and the results of prior clinical trials and other investigator-initiated clinical trials of vonoprazan are not necessarily predictive of our future results and the FDA and comparable foreign regulatory authorities may not accept the data from such prior trials to support approval; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; QIDP and Fast Track designations may not actually lead to a faster development or regulatory review or extended exclusivity, and would not assure FDA approval of vonoprazan; our ability to obtain and maintain intellectual property protection for vonoprazan; our ability to comply with our license agreement with Takeda; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Registration Statement on Form S-1 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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CONTACTS

David Socks

650-325-5156

info@phathompharma.com

Media Contact:

Mike Beyer

Sam Brown Inc. Healthcare Communications

312-961-2502

mikebeyer@sambrown.com

Investor Contact:

Patti Bank

Westwicke Partners

415-513-1284

patti.bank@westwicke.com

TABLES FOLLOW

PHATHOM PHARMACEUTICALS, INC.

Combined Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$4,469	$6	$7,670	$6
In-process research and development	—	—	78,897	—
General and administrative	1,813	262	3,955	768

Total operating expenses	6,282	268	90,522	774

Loss from operations	(6,282)	(268)	(90,522)	(774)

Other income (expense):
Interest income	429	—	530	—
Interest expense	(1,990)	(4)	(3,138)	(8)
Change in fair value of warrant liabilities	(57,776)	—	(59,060)	—
Change in fair value of convertible promissory notes	(2,486)	(18)	(4,928)	(22)
Other income (expense)	(7)	—	(7)	—

Total other income (expense)	(61,830)	(22)	(66,603)	(30)

Net loss	$(68,112)	$(290)	$(157,125)	$(804)

Net loss per share, basic and diluted	$(9.30)	$(0.04)	$(22.87)	$(0.14)

Weighted-average shares of common stock outstanding, basic and diluted	7,326,090	6,760,334	6,871,471	5,812,860

PHATHOM PHARMACEUTICALS, INC.

Combined Balance Sheets

(Unaudited)

(in thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,484	$879
Prepaid expenses and other current assets	3,169	23

Total current assets	77,653	902

Property, plant and equipment, net	40	—
Other assets	2,013	—

Total assets	$79,706	$902

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$439	$55
Accrued expenses	2,120	170
Accrued interest	2,332	13
Convertible promissory notes payable at fair value	95,229	1,950
Warrant liabilities	107,373	—

Total current liabilities	207,493	2,188

Long-term debt, net of discount	22,611	—
Other long-term liabilities	2,063	—

Total liabilities	232,167	2,188

Commitments and contingencies

Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	5,952	2
Accumulated deficit	(158,413)	(1,288)

Total stockholders’ deficit	(152,461)	(1,286)

Total liabilities and stockholders’ deficit	$79,706	$902